Exhibit 16

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 3, 2002

Dear Sir or Madam:

We have read the first four (4) paragraphs of Item 4 included in the Current Report on Form 8-K dated May 3, 2002 of Swiss Army Brands, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained herein.

Very truly yours,

/s/ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Cc: Thomas M. Lupinski, Senior Vice President and Chief Financial Officer - Swiss Army Brands, Inc.